Rule 424(b)(2)
Registration Statement No. 333-131159
CUSIP 12560PFP1

PRICING SUPPLEMENT NO. 16
Dated September 19, 2006 to
Prospectus, dated January 19, 2006 and
Prospectus Supplement, dated January 20, 2006

CIT GROUP INC.
GLOBAL MEDIUM-TERM NOTES, SERIES A
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note	( ) Subordinated Note

Principal Amount:	$500,000,000.

Proceeds to Corporation:	99.528% or $497,640,000.

Agent’s Commission:	0.427% or $2,135,000.

Issue Price:	99.955% or $499,775,000.

Original Issue Date:	September 22, 2006.

Maturity Date:

October 1, 2036, provided that if such day is not a Business Day, the required payment of principal and interest will be made on the following day which is a Business Day as if it were made on the date the payment was due, and no interest will accrue as a result of the delayed payment.

Interest Rate:	The Notes will bear interest at an annual rate of 5.80%.

Specified Currency:	U.S. Dollars ($).

Delivery:	The Notes are expected to be delivered in book-entry form only, to purchasers through The Depository Trust Company, Clearstream and Euroclear, as the case may be, on or about the Original Issue Date.

Form:	Global Note.

Denominations:	The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest Payment Dates:

Interest will be paid on the Maturity Date and semiannually on April 1 and October 1 of each year, commencing on April 1, 2007, provided that if any such day is not a Business Day, the payment will be made on the next Business Day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment.

Lehman Brothers

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)

5.80% Senior Notes due October 1, 2036	$500,000,000	99.955%	$53,500

(1) This Registration Fee is calculated pursuant to Rule 457(o) under the Securities Act.

Accrual of Interest:

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Put Date:	October 1, 2018

Put Notice Period:	Each Note will be repayable in whole or in part in increments of $1,000 on the Put Date at the option of a holder of such Note, at 100% of its principal amount plus accrued interest to the Put Date.

In order to exercise such option, a holder must, upon at least 30 calendar days notice prior to the Put Date, instruct its direct or indirect participant through which it holds an interest in the Notes to notify The Depository Trust Company (“DTC”) of its election to have the Notes repaid in accordance with the then applicable operating procedures of DTC. DTC will in turn deliver such notice to the Trustee, JPMorgan Chase Bank, N.A.

DTC must receive any such notice from its participants no later than 5:00 pm (New York City time) on the 30th calendar day prior to the Put Date.

Different firms have different deadlines for accepting instructions from their customers. The holder should consult the direct or indirect participant through which it holds an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to DTC.

All instructions from a holder of the Notes to its participant relating to this option to elect repayment shall be irrevocable. Furthermore, at the time such instructions are given, such holder of the Notes shall cause its participant to transfer such holders’ interest in the Notes, on DTC’s records to that of JPMorgan Chase Bank, N.A, as Trustee.

Exchange Listing:	None.

Other Provisions:	“Notes” means the $500,000,000 5.80% Senior Notes due October 1, 2036.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

Trustee, Registrar, Authenticating Agent, and Paying Agent:	JPMorgan Chase Bank, N.A.

Agent:	Agent	Principal Amount

	Lehman Brothers Inc.	$500,000,000

CUSIP:	12560PFP1